Exhibit 99.1

Agile Therapeutics Secures Debt Facility from Hercules Technology Growth Capital of Up to $25.0 Million and Provides Update on Status of Clinical Trial

PRINCETON, New Jersey, February 24, 2015 - Agile Therapeutics, Inc. (Nasdaq:AGRX), a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products, announced today that it has entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. for a term loan of up to $25.0 million.

“This strategic debt refinancing, coupled with our recently announced equity financing that resulted in $20 million in gross proceeds, increases our balance sheet strength and ensures that we are well positioned for executing on our strategy,” stated Al Altomari, President and Chief Executive Officer of Agile.  Mr. Altomari continued, “we expect that our existing estimated cash on hand as of December 31, 2015, the net proceeds from our recent equity offering and the net proceeds and interest-only period associated with the first tranche of our debt facility will allow us to fund our operations through the end of 2016.  We are pleased to have the support from Hercules, which is a highly recognized leader in growth financing.”

A first tranche of $16.5 million was funded upon execution of the loan agreement, approximately $15.5 million of which will be used to repay Agile’s existing term loan facility and the remainder, after closing costs, will provide additional working capital for general corporate purposes. Agile is permitted to make interest only payments on the loan until July 1, 2016, which period may be extended under certain circumstances.  Under the terms of the loan agreement, Agile may, but is not obligated to, draw an additional tranche of up to $8.5 million prior to July 1, 2016, subject to the achievement of certain clinical milestones, which may be extended to December 31, 2016 under certain circumstances.

In connection with the loan agreement, Agile issued Hercules a warrant to purchase 180,274 shares of Agile common stock at an exercise price of $5.89 per share and granted Hercules the right to participate in future equity financings in an amount up to $2 million while the loan and warrant are outstanding.

Armentum Partners served as advisor to the Company for this financing.  Armentum has advised on more than 40 debt or royalty transactions in the past 12 months representing roughly $1 billion in committed capital.

Further information with respect to these agreements with Hercules is contained in a Current Report on Form 8-K which will be filed by Agile with the Securities and Exchange Commission.

The Company is also providing an update on the status of its Phase 3 SECURE Study, a single-arm, open-label, multicenter Phase 3 trial that will assess the efficacy, safety and tolerability of the its investigational once-weekly transdermal contraceptive patch, Twirla® (AG200-15). While the patient recruitment process continues to progress, enrollment in recent weeks has been slower than previously anticipated. The Company now expects to complete enrollment in the third quarter of 2015. “We are pleased with the significant progress that has been made in the clinic so far” said Al Altomari.  He continued, “we have a rigorous patient selection process in place that comprises several important steps from screening to enrollment.  We have also implemented measures to optimize patient compliance and continuation in the study. As we work toward completing enrollment of our SECURE study, we will continue to remain focused on identifying qualified patients and maintaining close oversight of the trial.”

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life science, and energy and renewables technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.6 billion to over 300 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060

About Agile Therapeutics, Inc.

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability. For more information, please visit the company website at www.agiletherapeutics.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements” related to the Company’s timeline for clinical trials and potential market opportunity for its product candidates. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates”, “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current expectations that involve risks, potential changes in circumstances, assumptions and uncertainties. Any or all of the forward-looking statements may turn out to be wrong, or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, our statements about the timing and conduct of our clinical trial could be affected by the potential that we experience difficulty in identifying and initiating sites and enrolling subjects, we identify serious side effects or other safety issues, we do not have clinical supply of our product candidate that is adequate in amount and quality and supplied in a timely fashion, and the inherent risks of clinical development; our statements about the potential commercial opportunity could be affected by the potential that our product does not receive regulatory approval, does not receive reimbursement by third party payors, or a commercial market for the product does not develop because of any of the risks inherent in the commercialization of contraceptive products. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. All forward looking statements are subject to risks detailed in our filings with the U.S. Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1 and the prospectus filed in connection therewith and our Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source Agile Therapeutics

Contact:  Mary Coleman  609-356-1921